Filed pursuant to Rule 433

Registration Statement No. 333-193583

Constellium Announces Secondary Offering by Selling Shareholder

Amsterdam, February 5, 2014 – Constellium N.V. (NYSE and NYSE Euronext: CSTM) (“Constellium” or the “Company”) announced today that an affiliate of Apollo Global Management, LLC (NYSE:APO) (the “selling shareholder”) has agreed to sell approximately 25,000,000 Class A Ordinary Shares of the Company in an underwritten offering. The Company will not sell any shares in the offering and will not receive any proceeds from the offering. Goldman, Sachs & Co. will act as underwriter for the offering. In connection with the offering, the Company and the directors, officers and certain shareholders of the Company have agreed not to offer or sell any Class A Ordinary Shares of the Company for a period of 30 days from the date hereof, subject to certain exceptions.

A shelf registration statement (including a prospectus) relating to the Class A Ordinary Shares is effective with the Securities and Exchange Commission (“SEC”). The offering is being made only by means of a prospectus. A prospectus supplement relating to the offering will be filed with the SEC. When available, a copy of the prospectus supplement relating to the offering may be obtained by contacting: Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, telephone: 866-471-2526, facsimile: 212-902-9316, or by email at: prospectus-ny@ny.email.gs.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

In relation to each member state of the European Economic Area which has implemented the 2003/ 71/EC directive as amended (the “Prospectus Directive”) (each a “Relevant Member State”), an offer to the public of the ordinary shares offered in the offering has not been made and will not be made in that Relevant Member State, except that an offer in that Relevant Member State of the ordinary shares may be made at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive, if the qualified investor prospectus exemption has been implemented in that Relevant Member State and provided that no such offer shall result in a requirement for the publication of a prospectus in that Member State.

Constellium

Nicolas Brun – Communications

Phone: +33 (0)1 73 01 46 13

nicolas.brun@constellium.com

Richard Ham – Investor Relations Europe

Paul Blalock – Investor Relations North America

investor-relations@constellium.com

Media relations Constellium Corporate

Aina Ramboatiana

Phone : +33 (0)1 80 50 53 11

aina.ramboatiana@clai2.com

Hill+Knowlton Strategies (Media & Investors)

Peter Poulos

Phone: +1 (212) 885 0588

peter.poulos@hkstrategies.com

About Constellium

Constellium is a global sector leader that develops innovative, value added aluminium products for a broad scope of markets and applications, including aerospace, automotive and packaging. Constellium generated €3.6 billion of revenue in 2012.

Forward-looking Statements

Certain statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release may contain “forward-looking statements” with respect to our business, results of operations and financial condition, and our expectations or beliefs concerning future events and conditions. You can identify forward-looking statements because they contain words such as, but not limited to, “believes,” “expects,” “may,” “should,” “approximately,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” likely,” “will,” “would,” “could” and similar expressions (or the negative of these terminologies or expressions). All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in our industry and markets. Others are more specific to our business and operations. These risks and uncertainties include, but are not limited to those set forth under the heading “Risk Factors” in our most recent Form F-1 Registration Statement and as described from time to time in subsequent reports filed with the U.S. Securities and Exchange Commission. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Consequently, actual results may differ materially from the forward-looking statements contained in this press release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.